Exhibit 4hh
LONG-TERM CARE BENEFITS

The Lincoln National Life Insurance Company (the “Company”), in consideration of LTC Charges paid and the Owner’s affirmations and agreement to the statements on the Contract Amendment for LTC Benefits attached to this Contract, agrees to provide the benefits described in this Rider in accordance with all the terms and conditions of this Rider and the entire Contract to which it is attached including the Long-Term Care Coverage Endorsement and Contract Amendment for LTC Benefits. READ THIS RIDER  AND THE ATTACHED LONG-TERM CARE COVERAGE ENDORSEMENT AND CONTRACT AMENDMENT FOR LTC BENEFITS CAREFULLY. This Rider is made part of the Contract to which it is attached. Except as stated below, this Rider is subject to all the terms and conditions of the Contract and the attached Long-Term Care Coverage Endorsement and Contract Amendment for LTC Benefits.

Long-Term Care Benefit: This long-term care coverage (“LTC”) Rider provides that the Owner will receive monthly payments (“LTC Benefits”), up to the Maximum Monthly LTC Benefit, if certain conditions are met as described in this Rider and in the Long-Term Care Coverage Endorsement. This LTC Rider does not provide any benefits prior to the LTC Coverage Effective Date.

NOTICE OF 30 DAY RIGHT TO EXAMINE. Within thirty (30) days after this Rider is first received, this Rider may be cancelled for any reason by contacting the Company In Writing at its Administrative Office at [1300 South Clinton Street, Fort Wayne, IN 46802]. Upon cancellation, this Rider will be void from the beginning. Any LTC Charges will be reversed. Cancellation of this Rider under this Right To Examine will not be treated as a cancellation of the entire Contract. Confirmation of this cancellation will be provided In Writing.

TAXATION: This Rider, together with the Long-Term Care Coverage Endorsement and the Contract Amendment for LTC Benefits to which it is attached, is intended to be a Qualified Long-Term Care Insurance Contract under Section 7702B(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The Pension Protection Act of 2006 extends long-term care coverage rules to coverage described in this Rider to Contracts issued after December 31, 1996, effective for tax years beginning after December 31, 2009. The Company considers the Rider Charges that are deducted from the Annuity Contract to be charges paid for long-term care coverage, which are excluded from gross income under section 72(e)(11) of the Code. The Company also considers the benefits paid under this Rider that do not exceed the greater of: (A) the expenses actually incurred for Qualified Long-Term Care Services as described in the Long-Term Care Coverage Endorsement, or (B) a maximum per diem limit as prescribed by law, to be qualified long-term care coverage. The tax treatment of long-term care coverage may change, and you should always consult and rely on the advice of a qualified tax advisor.

NOTICE TO OWNER. This Rider may not cover all of the costs associated with Long-Term Care incurred by the Covered Life during the period of coverage. Carefully review all Contract, Rider, and Endorsement limitations.

Effective Date: This Rider takes effect on the Rider Date shown in the LTC Benefit Specifications.

Who is Covered. This Rider’s LTC Benefits cover the natural person who is the Annuitant on the Rider Date (“Covered Life”). This Rider’s LTC Benefits do not apply to any other person. The Covered Life may not be changed.

Renewability. The LTC coverage provided under this Rider is guaranteed renewable. This Rider will terminate as described in the Termination of Rider provision of this Rider. The Company cannot cancel or  reduce LTC coverage provided by this Rider or change any terms of this Rider, except that in the future the Company may increase LTC Charges on a class basis in a nondiscriminatory manner.

Caution. The issuance of this Long-Term Care Benefits Rider is based upon your affirmations and agreement to the statements on the Contract Amendment for LTC Benefits. A copy of the contract amendment was attached to this Rider when it was delivered. If any statement(s) affirmed and agreed to is (are) incorrect or untrue, the Company has the right to deny benefits or rescind your Rider. The best time to clear up any questions is now, before a claim arises! If, for any reason, any  of the statement(s) are incorrect, contact the company at this address: [1300 South Clinton Street, Fort Wayne, IN 46802].

BRIEF DESCRIPTION OF PRIMARY BENEFITS

The following paragraph describes the primary benefits provided by this Long-Term Care Benefits Rider. Please read and review this Rider, the Annuity Contract to which this Rider is attached, the attached Contract Amendment for LTC Benefits, and the attached Long-Term Care Coverage Endorsement to understand fully the benefits provided, terms and conditions of coverage, and any limitations and exclusions.

This Rider provides for the payment of benefits (LTC Benefits) upon the Covered Life’s receipt of Qualified Long-Term Care services due to Chronic Illness. You have designated the amount of your Contract Value that will fund LTC Benefits when you elected this Rider.

There are three (3) primary LTC Benefits provided in this Rider, the Acceleration Benefit, the Growth Benefit and the Extension Benefit. The Acceleration Benefit is payment to you, first paid from your Contract Value. It is available during the Acceleration Benefit Duration and is the first benefit paid out once you are eligible for LTC Benefits. The Growth Benefit is an additional payment to you, first paid from  our Contract Value. It is available during the Acceleration Benefit Duration and Extension Benefit Duration. The Growth Benefit, if any, is based on your investment earnings. Acceleration and Growth Benefits are payable by the Company even if your Contract Value has been reduced to zero ($0). After the Acceleration Benefit is reduced to zero ($0) the LTC Benefits will continue as Extension Benefits, which are payments provided by the Company, during the Extension Benefit Duration.

There is a Maximum Monthly LTC Benefit that may be paid for each month which is the sum of the Maximum Monthly Level Benefit and Maximum Monthly Growth Benefit. When you become eligible for benefits, up to the full Maximum Monthly LTC Benefit is payable only if the Covered Life is in a Nursing Home or is receiving Hospice Care. Otherwise, up to fifty percent (50%) of the Maximum Monthly LTC Benefit is payable.

CONTRACT MODIFICATIONS

The following paragraph replaces the first paragraph in Article 10.01 THE CONTRACT.
The Contract and any riders, endorsements and amendments attached constitute the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify, or waive any provisions of this Contract.

The following replaces the Maturity Date reference in the Contract Specifications.

MATURITY DATE: [95th] Birthday of the Covered Life.

The following applies if a Persistency Credit reference appears in the Contract Specifications.
The reference to “Contract Value” in the Persistency Credit provision in the Contract Specifications is replaced with “Contract Value, less any LTC Fixed Account Value.” The reference to “any Fixed Account” in the Article 2, Persistency Credit provision in the Persistency Credit Rider is replaced with “any Fixed Account, except any LTC Fixed Account.”

The following applies if a Free Withdrawal Amount reference appears in the Contract Specifications.
For purposes of calculating the Free Withdrawal Amount, all Withdrawals, Acceleration Benefit payments, and Growth Benefit payments will be treated as Withdrawals, except as otherwise stated in this Rider. Therefore, Acceleration Benefit payments and Growth Benefit payments may reduce or eliminate the availability of Withdrawals free of CDSC.

DEFINITIONS

Benefit Eligibility means the Covered Life is eligible for LTC Benefits as described in the Long-Term Care Coverage Endorsement.

Covered Life is the natural person whose life will be used to determine the benefits under this Rider. The Covered Life may not be changed on or after the Rider Date. The Annuitant will be the Covered Life.

Deductible Period is the days after initial Benefit Eligibility is established during which LTC Benefits are not payable under this Rider pursuant to the Deductible Period provision.

Funding Amount is an amount  used to calculate the Initial LTC GA as defined below. If the Rider Date is the Contract Date, the Funding  mount is the Purchase Payment received by the Company as of the Rider Date, plus Bonus Credits if any. If the Rider Date is after the Contract Date, the Funding Amount is the Contract Value as of the Rider Date. The Funding Amount is shown in the LTC Benefit Specifications.

Target Funding Amount is used in determining the initial LTC Percentage. It is determined by the Owner  upon election of this Rider. If the Rider Date is the Contract Date, it is the total of Purchase Payments, plus Bonus Credits if any, expected to be received by the Company before the LTC Funding Deadline. Subject to our approval, the Target Funding Amount may be changed by the Owner. If the Rider Date is  after the Contract Date, the Target Funding Amount is the Contract Value on the Rider Date. The Target Funding Amount as of the Rider Date is shown in the LTC Benefit Specifications.

In Force means not cancelled, surrendered or terminated for any reason.

LTC Benefits are approved LTC payments provided under the terms of this Rider. Acceleration Benefit payments, Extension Benefit payments, Growth Benefit payments, and Nonforfeiture Benefit payments are all LTC Benefits. Such benefits are defined in provisions by the same names herein. LTC Benefits are  subject to all conditions described herein or in any part of the Entire Contract, including the Long- Term  are Coverage Endorsement. Such conditions include the Limitations or Conditions on Eligibility for  Benefits, applicable benefit amount limits, monthly benefit limits, the Deductible Period, and the LTC Coverage Effective Date. LTC Benefits are not subject to Contingent Deferred Sales Charges.

LTC Coverage Effective Date is the earliest date that this Rider may provide LTC Benefits, subject to any Deductible Period, as shown in the LTC Benefit Specifications.

LTC Funding Deadline is the deadline for the Company’s receipt of Purchase Payments for calculation of the Acceleration Benefit and Extension Benefit. If the Rider Date is the Contract Date, the LTC Funding Deadline is the latest Valuation Date on or before the ninetieth (90th) day after the Rider Date. If the Rider  Date is not the Contract Date, the LTC Funding Deadline is the Rider Date.

LTC Guaranteed Amount (“LTC GA”) refers to the Acceleration Benefit plus the Growth Benefit. Any adjustments to the Acceleration Benefit, and any adjustments to the Growth Benefit, will also adjust the LTC GA.

Maximum Monthly LTC Benefit is a monthly benefit limit for LTC Benefit payments under this Rider, subject to all conditions described herein or in any part of the Entire Contract, including the Long-Term Care Coverage Endorsement. While this Rider is In Force, there are two (2) components of the Maximum Monthly LTC Benefit, the Maximum Monthly Level Benefit and the Maximum Monthly Growth Benefit. The Maximum Monthly Level Benefit is the monthly benefit limit for Acceleration Benefits and Extension Benefits. The Maximum Monthly Growth Benefit is the monthly benefit limit for Growth Benefits. After this Rider has terminated, the only component of the Maximum Monthly LTC Benefit is the Maximum Monthly Nonforfeiture Benefit, which is the monthly benefit limit for Nonforfeiture Benefits.

Target Maximum Monthly Level Benefit is the Maximum Monthly Level Benefit on the [fifth (5th) Rider Date Anniversary] if (i) on the LTC Funding Deadline the LTC GA is the Target LTC GA, and (ii) no Excess Withdrawals or LTC Benefits are paid prior to the [fifth (5th) Rider Date Anniversary].

Rider Charge Day is the Monthly Anniversary Day of every third (3rd) month following the Rider Date, while this Rider is in effect. A Monthly Anniversary Day is the latest Valuation Date on or after the same day of the month as the Rider Date, as shown on the LTC Benefit Specifications.

Rider Date is the effective date of this Rider. It is shown on the LTC Benefit Specifications. A Rider Date Anniversary is the latest Valuation Date on or after the same day of the year as the Rider Date, as shown on the LTC Benefit Specifications. A Rider Year means each twelve (12) month period starting with the

Rider Date and each Rider Date anniversary thereafter. A Rider Month means each one (1) month period starting with a Rider Date and each Monthly Anniversary Day thereafter.

Withdrawal, for the purposes of this Rider, means the gross amount of the Withdrawal before any applicable charges.

Conforming Withdrawals are all Withdrawals to the extent that the amount withdrawn is equal to or less than the greater of zero ($0) and (A) minus (B), where (A) is [five percent (5%)] of the excess, if any, of the Contract Value as of the most recent Rider Date Anniversary (or, prior to the first Rider Date Anniversary, the Rider Date) over the LTC GA as of the most recent Rider Date Anniversary (or, prior to the first Rider Date Anniversary, the Rider Date), and (B) is all prior Withdrawals in that Rider Year.

Excess Withdrawals are all Withdrawals to the extent that the cumulative dollar amount withdrawn
(including the current Withdrawal) from the Contract in the then-current Rider Year is not a
Conforming Withdrawal for that Rider Year.

LTC CHARGES

An LTC Charge is deducted from the Contract Value on each Rider Charge Day. The total LTC Charge may consist of an Acceleration Benefit Charge, an Extension Benefit Charge, and an Optional Nonforfeiture Benefit Charge. Such charges are expressed in the LTC Benefit Specifications as annual rates, although actual charges are the quarterly equivalent of such annual rates. An LTC Charge will not be taken if the Contract Value is zero ($0).

LTC Charges will be proportionately deducted from each Variable Subaccount and each Fixed Account. If  the Contract or this Rider is terminated (unless pursuant to the Right to Examine or due to the death of the Covered Life), a pro rata LTC Charge will be deducted for the period of coverage prior to such termination for which no LTC Charge has already been made.

Acceleration Benefit Charge

On a Rider Charge Day, the Acceleration Benefit Charge is (a) the LTC GA, multiplied by (b) the annual Acceleration Benefit Charge rate, divided by (c) four (4). The initial annual Acceleration Benefit Charge rate is shown in the Rider Specifications.

Extension Benefit Charge
On a Rider Charge Day, the Extension Benefit Charge is (a) the Extension Benefit as of the Rider Charge Day, multiplied by (b) the annual Extension Benefit Charge rate, divided by (c) four (4). The initial annual Extension Benefit Charge rate is shown in the Rider Specifications.

Optional Nonforfeiture Benefit Charge
If an Optional Nonforfeiture Benefit Charge is shown in the LTC Benefit Specifications, then on a Rider Charge Day, the Optional Nonforfeiture Benefit Charge is (a) the Extension Benefit as of the Rider Charge Day, multiplied by (b) the annual Optional Nonforfeiture Benefit Charge rate, divided by (c) four (4).

If no Optional Nonforfeiture Benefit Charge is shown in the LTC Benefit Specifications, the Optional Nonforfeiture subsection is not in effect and no Optional Nonforfeiture Benefit Charge will be assessed.

Basis of LTC Charge Rates
The Acceleration Benefit Charge rate, Extension Benefit Charge rate, and any Optional Nonforfeiture Benefit Charge rate on a Rider Charge Day are based on (i) the Covered Life’s [gender and] age as of the Rider Date, and (ii) the combination of the Minimum Acceleration Benefit Duration and Minimum Extension Benefit Duration.

The Acceleration Benefit Charge rate, the Extension Benefit Charge rate, and any Optional Nonforfeiture Benefit Charge rate may change, at Our discretion, at any time after the Rider Date with at least thirty (30) days Written Notice from Us. Any change to such rates will be subject to any maximum rates shown in the LTC Benefit Specifications, and will be made on a class basis in a nondiscriminatory manner.

LTC FIXED ACCOUNT

Upon the Company’s determination of initial Benefit Eligibility, Contract Value sufficient to result in an LTC Fixed Account Value equal to the LTC GA will be transferred into the LTC Fixed Account, proportionally from all Variable Subaccounts and all other Fixed Accounts. If the Contract Value is less than the LTC GA, the entire Contract Value will be transferred into the LTC Fixed Account.

While the Covered Life is Benefit Eligible, if the LTC Fixed Account Value is less than the remaining LTC GA, the difference will be automatically transferred to the LTC Fixed Account proportionally from all Variable Subaccounts and all other Fixed Accounts. If the LTC Fixed Account Value is greater than the remaining LTC GA, the excess will be automatically transferred to the Variable Subaccounts according to the Contract Owner’s future Variable Subaccount allocation instructions. The Company will make such transfers no less often than annually.

Acceleration Benefit and Growth Benefit payments made by Us will be paid to You from the LTC Fixed  Account, until the LTC Fixed Account Value is zero ($0), then proportionally from all Variable Subaccounts and all other Fixed Accounts until the Contract Value is reduced to zero ($0). If the Contract Value is zero ($0), Acceleration Benefit and Growth Benefit payments will be made by the Company until the LTC GA is zero ($0).

If the Covered Life has not received any LTC Benefits in a consecutive twelve (12) month period, the Owner may elect to transfer the LTC Fixed Account Value systematically over a twelve (12) month period to the Variable Subaccounts according to the Contract Owner’s future Variable Subaccount allocation instructions. Whether or not this election is made, any subsequent determination of Benefit Eligibility will be treated as a determination of initial Benefit Eligibility for purposes of this Provision.

LTC GUARANTEED AMOUNT (LTC GA)

Target LTC GA
The Target LTC GA is specified by the Owner upon election of this Rider in order to establish a desired Acceleration Benefit assuming the Company’s receipt of expected Purchase Payments prior to the LTC Funding Deadline. Subject to our approval, the Target LTC GA and the Target Funding Amount may be changed by the Owner on or before the LTC Funding Deadline.

If, on or prior to the LTC Funding Deadline, a Withdrawal occurs, the Target LTC GA will not be reduced by the amount of the Withdrawal.

Initial LTC GA
The Initial LTC GA will be equal to (i) the Funding Amount shown on the LTC Benefit Specifications multiplied by (ii) the LTC Percentage as of the Rider Date. The LTC Percentage as of the Rider Date is shown on the LTC Benefit Specifications Page.

Adjustment for Additional Purchase Payments
Additional Purchase Payments accepted by the Company on or before the LTC Funding Deadline may increase the LTC GA. The LTC GA will be increased by the product of (a) and (b), where (a) is the amount of any such additional Purchase Payment, plus Bonus Credits if any, and (b) is the current LTC Percentage. However, the LTC GA will not be increased above the Target LTC GA. Additional Purchase  Payments accepted by the Company after the earlier of (a) the LTC Funding Deadline, and (b) the LTC GA equals the Target LTC GA, will not increase the LTC GA.

Adjustment for Withdrawals
Upon each Excess Withdrawal, the LTC GA will be reduced in the same proportion that the Withdrawal reduced the Contract Value. Upon each Conforming Withdrawal, the LTC GA will not be reduced.

Automatic Step-Ups (of the LTC GA)
On [each] Rider Date Anniversary where the Conditions for Automatic Step-Up are satisfied, the LTC GA is increased to equal the (i) the Contract Value multiplied by (ii) the LTC Percentage. If the product of (i) and (ii) does not exceed the LTC GA, there is no Automatic Step-Up on such Rider Date Anniversary. The Automatic Step-Up is determined prior to payment of LTC Benefits and Withdrawals that may also occur on a Rider Date Anniversary. After an Automatic Step-Up, the Growth Benefit is the LTC GA minus the Acceleration Benefit.

The Owner may irrevocably terminate future Automatic Step-Ups after the 5th Rider Date Anniversary, by providing Notice to the Company at least thirty (30) days prior to a Rider Date Anniversary.

Conditions for Automatic Step-Ups
An Automatic Step-Up may occur on [each] Rider Date Anniversary only if all of the following conditions are satisfied.
a. The Covered Life as of that Valuation Date must be under age [eighty-six (86)].
b. The Maximum LTC GA limit must not ever have been reached.
c. The Company must not have accepted a Notice from the Owner requesting the termination of Automatic Step-Ups. The Company will not accept any such Notice until after the fifth (5th) Rider Date Anniversary has passed.
d. The [tenth (10th)] Rider Date Anniversary must not have passed.

Maximum LTC GA
The LTC GA may not exceed [eight hundred thousand ($800,000)].

Adjustment for LTC Benefits
The LTC GA will be reduced by the dollar amount of each Acceleration Benefit payment and Growth
Benefit payment.

LTC PERCENTAGE

LTC Percentage on Rider Date
On the Rider Date, the LTC Percentage is (i) the Target LTC GA, divided by (ii), the Target Funding Amount. The LTC Percentage on the Rider Date is shown on the LTC Benefit Specifications.

Maximum LTC Percentage
The maximum LTC Percentage is 100%.

Target Adjustments On or Prior to the LTC Funding Deadline
If, on or prior to the LTC Funding Deadline, We approve Your request, if any, to change the Target LTC GA and/or Target Funding Amount, the LTC Percentage will be recalculated and made effective as of the Rider Date. Any such change to the LTC Percentage may result in a different Initial LTC GA. Every transaction will be recalculated and made effective as of the original transaction date, to reflect the change.

Adjustment for Additional Purchase Payments
The LTC Percentage will adjust upon any Purchase Payment received after the earlier of (i) the LTC Funding Deadline, and (ii) the LTC GA equals the Target LTC GA. The LTC Percentage after such Purchase Payments will equal the result of the following formula: ((a * b) / c), where (a * b) may never exceed the Maximum LTC GA, and:
a. is the LTC Percentage before the Purchase Payment,
b. is the Contract Value before the Purchase Payment, and
c. is the Contract Value after the Purchase Payment.

Adjustment for LTC Charges
The LTC Percentage will adjust after each LTC Charge deduction. The LTC Percentage after the LTC Charge deduction will equal the result of the following formula: ((a * b) - c) / d, where ((a * b) – c) may never exceed the Maximum LTC GA, and:
a. is the LTC Percentage before the LTC Charge deduction,
b. is the Contract Value before the LTC Charge deduction,
c. is the LTC Charge deducted, and
d. is the Contract Value after the LTC Charge deduction.

Adjustment for Withdrawals
The LTC Percentage will adjust upon any Conforming Withdrawal. The LTC Percentage after the Conforming Withdrawal will equal the result of the following formula: ((a * b) / c), where (a * b) may never exceed the Maximum LTC GA, and:
a. is the LTC Percentage before the Conforming Withdrawal,
b. is the Contract Value before the Conforming Withdrawal, and
c. is the Contract Value after the Conforming Withdrawal.
The LTC Percentage will not adjust upon any Excess Withdrawal.

Adjustment for LTC Benefits
The LTC Percentage will adjust upon any LTC Benefit payment. The LTC Percentage after the payment will equal the result of the following formula: ((a * b) – c) / d, where ((a * b) – c) may never exceed the Maximum LTC GA, and:
a. is the LTC Percentage before the LTC Benefit payment,
b. is the Contract Value before the LTC Benefit payment,
c. is the LTC Benefit payment amount, and
d. is the Contract Value after the LTC Benefit payment.

DEDUCTIBLE PERIOD

The Deductible Period is shown in the LTC Benefit Specifications. This Deductible Period must be completely satisfied before LTC Benefits will be payable. The Deductible Period must be satisfied only once. The Deductible Period will not begin until after the LTC Coverage Effective Date and must be satisfied only by days during which the Covered Life would otherwise be eligible to receive LTC Benefits.
Such eligibility need not be incurred over consecutive days.

ACCELERATION BENEFITS

Acceleration Benefit
The Acceleration Benefit is a portion of the LTC Benefits and may be paid from the Contract Value. The initial Acceleration Benefit equals the LTC GA on the Rider Date. As Acceleration Benefits are paid, the remaining LTC GA and the remaining Acceleration Benefit will be reduced by the Acceleration Benefit payment. Each Acceleration Benefit payment will be deducted from the LTC Fixed Account Value, if any, otherwise any other Contract Value. If the Contract Value is zero ($0), the Acceleration Benefit payments will be made by the Company until the Acceleration Benefit remaining is zero ($0).
Acceleration Benefit payments are limited by (i) Benefit Eligibility pursuant to the LTC Coverage Endorsement, (ii) Acceleration Benefits remaining, (iii) the Maximum Monthly Level Benefit, and (iv) the type of Qualified Long-Term Care Services received, pursuant to the LTC Benefits provision of the LTC Coverage Endorsement.

Adjustment for Withdrawals
Upon each Excess Withdrawal, the Acceleration Benefit will be reduced in the same proportion that the Withdrawal reduced the Contract Value. Upon each Conforming Withdrawal, the Acceleration Benefit will not be reduced.

Acceleration Benefit Duration
The Acceleration Benefit Duration is the period during which Acceleration Benefits are payable, expressed in months.
Because [(a)] any calendar month’s LTC Benefits may be less than the Maximum Monthly Level Benefit, [and (b) the Maximum Monthly Level Benefit may be less than the Target Maximum Monthly Level Benefit due to payment of Acceleration Benefits before the fifth (5th) Rider Date Anniversary,] the Acceleration Benefit Duration may be greater than the Minimum Acceleration Benefit Duration. The Acceleration Benefit Duration will end and the Extension Benefit Duration will begin when the entire Acceleration Benefit has been paid.

Minimum Acceleration Benefit Duration
The Minimum Acceleration Benefit Duration is used in determining the Maximum Monthly Level Benefit on the Rider Date [and the five (5) subsequent Rider Date Anniversaries]. The Minimum Acceleration Benefit Duration is shown in the LTC Benefit Specifications.

MAXIMUM MONTHLY LEVEL BENEFIT

Beginning on the Rider Date, [and continuing on each Rider Date Anniversary up to and concluding upon the fifth (5th) Rider Date Anniversary,] the Maximum Monthly Level Benefit is determined. It will equal A / (B + [C] – D), where

A = Acceleration Benefit;
B = Minimum Acceleration Benefit Duration shown on the LTC Rider Specifications (in months);
[C = Number of Rider Months from the Rider Date to the fifth (5th) Rider Date Anniversary, or sixty
(60);]
D = Number of Rider Months elapsed since the Rider Date;

[After the fifth (5th) Rider Date Anniversary,] the Maximum Monthly Level Benefit will not be adjusted, unless there is an Excess Withdrawal. Upon each Excess Withdrawal [(before or after the fifth (5th) Rider Date Anniversary)], the Maximum Monthly Level Benefit will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Maximum Monthly Level Benefit will not be reduced upon payment of LTC Benefits or upon a Conforming Withdrawal. The Maximum Monthly Level Benefit is determined using the Acceleration Benefit prior to payment of LTC Benefits and Withdrawals that may also occur on a Rider Date Anniversary.

GROWTH BENEFITS

The Growth Benefit is an amount that may be paid as LTC Benefits in excess of the Acceleration Benefit and Extension Benefit. Growth Benefits are paid for a calendar month only if LTC Benefits requested for such calendar month exceed the payable Acceleration Benefit or Extension Benefit. Growth Benefit payments are limited by (i) Benefit Eligibility pursuant to the LTC Coverage Endorsement, (ii) Growth Benefits remaining, (iii) the Maximum Monthly Growth Benefit, and (iv) the type of Qualified Long-Term Care Services received, pursuant to the LTC Benefits provision of the LTC Coverage Endorsement. If the Extension Benefit has been reduced to zero ($0), Growth Benefit payments are not limited by the Maximum  Monthly Growth Benefit or the type of Qualified Long-Term Care Services received. Any amount of Growth Benefits will be payable, limited only by Benefit Eligibility and Growth Benefits remaining.

Growth Benefit
The Growth Benefit is the LTC GA minus the Acceleration Benefit. It is zero ($0) on the Rider Date. On [each] Rider Date Anniversary, the LTC GA, and thus, the Growth Benefit, is redetermined pursuant to the Automatic Step-Up subsection of the LTC GA provision, above. As Growth Benefits are paid, the remaining LTC GA and remaining Growth Benefit will be reduced by the Growth Benefit payment. Each Growth Benefit payment will be deducted from the LTC Fixed Account Value, if any, otherwise any other Contract Value. If the Contract Value is zero ($0), the Growth Benefit payments will be made by the Company until the LTC GA is zero ($0).

Adjustments for Withdrawals
Upon each Excess Withdrawal, the LTC GA and Growth Benefit will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Growth Benefit will not be adjusted upon a Conforming Withdrawal.

MAXIMUM MONTHLY GROWTH BENEFIT

On each Rider Date Anniversary, the Maximum Monthly Growth Benefit is determined. It will equal E / ((F
+ G) / H), not to exceed E where:
E = Growth Benefit;
F = Acceleration Benefit;
G = Extension Benefit;
H = Maximum Monthly Level Benefit.
The Maximum Monthly Growth Benefit is determined using the Growth Benefit, Acceleration Benefit, Extension Benefit, and Maximum Monthly Level Benefit prior to payment of LTC Benefits and Withdrawals that may also occur on a Rider Date Anniversary.

Upon each Excess Withdrawal, the Maximum Monthly Growth Benefit will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Maximum Monthly Growth Benefit will not be reduced upon payment of LTC Benefits or upon a Conforming Withdrawal.

EXTENSION BENEFITS

Extension Benefit
The Extension Benefit is an amount that may be paid as LTC Benefits after the Acceleration Benefit has been reduced to zero ($0). The initial Extension Benefit will equal the result of the following formula: [J * (K / L)], where
J = the LTC GA on the LTC Funding Deadline,
K = the Minimum Extension Benefit Duration shown in the LTC Benefit Specifications, and
L = the Minimum Acceleration Benefit Duration shown in the LTC Benefit Specifications.
As Extension Benefits are paid, the remaining Extension Benefit will be reduced by the Extension Benefit payment.

Extension Benefit payments are limited by (i) Benefit Eligibility pursuant to the LTC Coverage Endorsement, (ii) Extension Benefits remaining, (iii) the Maximum Monthly Level Benefit, and (iv) the type of Qualified Long-Term Care Services received, pursuant to the LTC Benefits provision of the LTC Coverage Endorsement.

Adjustments for Withdrawals
Upon each Excess Withdrawal, the Extension Benefit will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Extension Benefit will not be reduced upon a Conforming Withdrawal.

Extension Benefit Duration
The Extension Benefit Duration is the period, expressed in months, beginning after the entire Acceleration Benefit has been reduced to zero ($0) and during which Extension Benefits are payable. The Minimum Extension Benefit Duration is shown in the LTC Benefit Specifications, expressed in years. Because [(a)]  any calendar month’s LTC Benefits may be less than the Maximum Monthly Level Benefit, [and (b) the  Maximum Monthly Level Benefit may be less than the Target Maximum Monthly Level Benefit due to  payment of Acceleration Benefits before the fifth (5th) Rider Date Anniversary,] the Extension Benefit Duration may be greater than the Minimum Extension Benefit Duration. The Extension Benefit Duration will end when the entire Extension Benefit has been paid.

NONFORFEITURE BENEFIT

If either Optional Nonforfeiture or Contingent Nonforfeiture apply, this Nonforfeiture Benefit provision will remain in effect after termination of this Rider whether or not the Contract to which this Rider is attached remains In Force.

The Nonforfeiture Benefit is the total amount available under this section to pay LTC Benefits for the Covered Life. The Nonforfeiture Benefit will be an amount equal to the greater of:
a. One (1) month’s  Maximum Monthly Level Benefit in effect as of the date this Rider is terminated, not to exceed the remaining Extension Benefits; or
b. An amount equal to the sum of all Extension Benefit Charges and Optional Nonforfeiture Benefit Charges, if any, paid for this Rider, less any Extension Benefits paid prior to the date this Rider is terminated.

No Nonforfeiture Benefits are payable prior to the [seventh (7th) Rider Date Anniversary and] satisfaction of any remaining Deductible Period. All claims for Nonforfeiture Benefits are subject to the terms of the attached LTC Coverage Endorsement. The Maximum Monthly Nonforfeiture Benefit under this section will  be the Maximum Monthly Level Benefit in effect as of the date this Rider is terminated, subject to the LTC Benefits provision in the LTC Coverage Endorsement.

This Nonforfeiture Benefit will continue as paid-up long-term care coverage until the earlier of the death of the Covered Life or the date the Nonforfeiture Benefit has been paid. The Nonforfeiture Benefit will not exceed the remaining Extension Benefits which would have been paid if this Rider had remained In Force.

Optional Nonforfeiture
If the Optional Nonforfeiture Benefit Charge is not shown in the LTC Benefit Specifications, this Optional Nonforfeiture subsection is void and will have no effect upon this Rider. If Optional Nonforfeiture is elected on the Rider Date, as shown in the LTC Benefit Specifications, the Nonforfeiture Benefit will be provided after this Rider has been terminated for any of the following reasons in addition to the reasons stated in the Contingent Nonforfeiture subsection:
a. The Contract is surrendered at least three (3) years after the Rider Date;
b. The Owner requests In Writing to terminate this Rider after the [third (3rd) Rider Date
Anniversary];
c. The Owner elects an Annuity Commencement Date prior to the Maturity Date and after the [third
(3rd) Rider Date Anniversary].

Contingent Nonforfeiture
Whether or not the Optional Nonforfeiture Benefit Charge is shown in the LTC Benefit Specifications, this Contingent Nonforfeiture subsection is effective. The Company will provide the Nonforfeiture Benefit if both of the following conditions are met:
a. The Company increases the current Extension Benefit Charge rate to a level which results in a cumulative increase equal to or greater than the percentage shown in the Percent Over Initial Charges table below for the Covered Life’s age on the Rider Date; and
b. This Contract is surrendered, or the Owner elects to terminate this Rider, within one hundred twenty  (120) days after the first Rider Charge Day subsequent to the Extension Benefit Charge rate increase.

Issue Age	Percent Over Initial Charges	Issue Age	Percent Over Initial Charges	Issue Age	Percent Over Initial Charges
29 and under	200%	66	48%	79	22%
30-34	190%	67	46%	80	20%
35-39	170%	68	44%	81	19%
40-44	150%	69	42%	82	18%
45-49	130%	70	40%	83	17%
50-54	110%	71	38%	84	16%
55-59	90%	72	36%	85	15%
60	70%	73	34%	86	14%
61	66%	74	32%	87	13%
62	62%	75	30%	88	12%
63	58%	76	28%	89	11%
64	54%	77	26%	90 Plus	10%
65	50%	78	24%

LTC BENEFITS AS OF MATURITY DATE
(COVERED LIFE’S [95TH] BIRTHDAY)

If the Contract has reached the Maturity Date and the Owner is not receiving LTC Benefits as of that date, the Owner must elect an Annuity Payment Option guaranteed under the Contract or any other annuity payment option made available as agreed upon in writing by the Company. Unless otherwise agreed by the Company, LTC Charges will end, the remaining Extension Benefit will be in force paid-up long-term care coverage, and all other LTC Benefits will be terminated.
If the Contract has reached the Maturity Date and the Owner is receiving LTC Benefits under this Rider, the Company will extend the Maturity Date and will continue to pay LTC Benefits. LTC Charges and LTC Benefits will continue until the earlier of: (i) the death of the Covered Life; (ii) all LTC Benefits have been reduced to zero ($0); (iii) Benefit Eligibility ends; (iv) the Contract is terminated, or (v) the Owner elects an Annuity Payment Option guaranteed under the Contract or any other annuity payment option made available as agreed upon in writing by the Company.
Within ninety (90) days after LTC Benefits end due to (ii) or (iii) above, the Owner must elect an Annuity Payment Option guaranteed under the Contract or any other annuity payment option made available as agreed upon in writing by the Company. Any remaining Extension Benefit will be paid-up long-term care coverage.
Any LTC Benefit paid pursuant to this provision will be subject to all the terms, provisions and conditions of this Rider and the attached Long-Term Care Coverage Endorsement.

GENERAL INFORMATION

References to Annuity Commencement Date will be understood to include a Variable Annuity Payment Option Rider ‘Periodic Income Commencement Date,’ a CPI Adjusted Fixed Immediate Annuity Payment Option Rider ‘Initial Scheduled Payment Date,’ and any similar Payment Option Rider’s annuity commencement date.

Effect of LTC Benefits on Annuity Contract Values. If as a result of Acceleration Benefit payments or Growth Benefit payments or LTC Charges, the Contract Value is reduced such that the Company has the right to terminate the contract under Article 5.03 of the Contract, such right to terminate the Contract is void if this Rider is In Force.

Additional Purchase Payments. In addition to any limitations on amount and frequency of additional Purchase Payments shown in the Contract Specifications, the Company may not accept additional Purchase Payments after the LTC Funding Deadline while this Rider is in force. No additional Purchase Payments may be made after the Contract Value is reduced to zero ($0) while this Rider is in force.

Availability of Annuity Death Benefit. If the Owner or Covered Life dies while the Covered Life is receiving LTC Benefits under this Rider, the Company reserves the right to recoup LTC Benefits paid for months after Benefit Eligibility ceased due to death, and to withhold the portion of any Death Benefit that would otherwise be payable until the Company has verified that it has received all remaining claims for LTC Benefits.

Contract Value Reduces to Zero ($0). After the Contract Value is reduced to zero ($0), if the Contract terminates due to death no Death Benefit will be paid. The Company will not terminate LTC Benefits because the Contract Value is reduced to zero ($0) before the Maturity Date, unless the Contract is surrendered.

If the Contract Value is reduced to zero ($0) by an Excess Withdrawal, the Contract is deemed surrendered and both the Contract and this Rider terminate, and no LTC Benefits shall be paid except as provided for under the Nonforfeiture Benefit provision. If the Contract Value is reduced to zero ($0) other than by an Excess Withdrawal, the Contract will not be deemed surrendered.

If upon the Maturity Date the Contract Value is zero ($0) and the Owner is not receiving LTC Benefits, the remaining Extension Benefit will be in force paid-up long-term care coverage and all other LTC Benefits will be terminated.

If upon the Maturity Date the Contract Value is zero ($0) and the Owner is receiving LTC Benefits, the Company will extend the Maturity Date and will continue to pay LTC Benefits. LTC Benefits will continue until the earlier of: (i) the death of the Covered Life; (ii) all LTC Benefits have been reduced to zero ($0); or (iii) Benefit Eligibility ends. If Benefit Eligibility ends, the remaining Extension Benefit will be in force paid-up long-term care coverage and all other LTC Benefits will be terminated. No additional Purchase Payments may be made after the Contract Value is reduced to zero ($0) while this Rider is in force.

Misstatement of Age or Sex. If the Covered Life’s age or sex has been misstated, the Company will adjust the LTC Charges to the amounts that would have applied based on the Covered Life’s correct age or sex. If this Rider would not have been issued at the correct age and sex, this Rider will be cancelled and the Company will refund all LTC Charges paid less any LTC Benefits paid.

GOP Death Benefit Amount. A GOP death benefit is provided under the Guarantee of Principal (GOP) and Enhanced Guaranteed Minimum Death Benefit (EGMDB) Death Benefit, one of which may be applicable to the Contract as shown in the Contract Specifications.
If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit amount defined as the sum of all Purchase Payments minus all death benefit reductions, then each Acceleration Benefit payment and Growth Benefit payment will [be treated as a Withdrawal for purposes of the calculation of death benefit reductions].

Continuation of Annuity Contract by Eligible Beneficiary. If the Beneficiary designated at the time of the original Owner’s death or original Covered Life’s death elects to continue the Contract, pursuant to Code §72, as the Owner and Covered Life, this Rider will terminate without value.

Representations. In the absence of fraud, any statement made by the Owner or by the Covered Life in an application for this Rider, or any statement agreed to by the Owner or by the Covered Life in a contract amendment, will be deemed to be a representation and not a warranty. Such statement may not be used in defense of a claim, unless it is contained in a signed, written application for this Rider or in a signed, written contract amendment attached to this Contract.

Incontestability. A misrepresentation by the Owner or by the Covered Life in any application or contract amendment for long-term care coverage may be used to void or cancel this Long-Term Care Benefits Rider. During the first six (6) months following the Rider Date shown on the LTC Benefit Specifications, the Company may void or cancel this Rider only if the misrepresentation was material to the issuance of this Rider. After the first six (6) months but before the end of the first twenty-four (24) months, the Company may void or cancel this Rider only if the misrepresentation was material to both the issuance of this Rider and the claim for which benefits are being sought. After this Rider has been In Force for twenty- four (24) months following the Rider Date shown on the LTC Benefit Specifications, the Company can void or cancel this Rider only if the Company can show that the relevant facts relating to the health of the Covered Life were knowingly and intentionally misrepresented. No benefits will be paid under this Rider if voided or cancelled.

Conformity With State and Federal Statutes. If any feature of this Rider is in conflict with the statutes of the state in which the Entire Contract was delivered or with the Federal statutes which pertain to Qualified Long-Term Care insurance, such feature is automatically amended to meet the minimum requirements of the state or Federal statute.

Assignments. While this Rider is in effect, the Owner may not sell or assign the Contract, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

TERMINATION OF RIDER
Coverage under this Rider is contingent upon the Company’s receipt of a completed and signed Contract Amendment for LTC Benefits. This Rider will terminate [forty-five (45)] days after the Rider Date if the duplicate copy of the Contract Amendment for LTC Benefits is not signed by the Owner and the Covered Life (if different) and returned to and received by the Company at its Administrative Office.

This Rider will terminate on the date the Contract to which this Rider is attached terminates. The Owner may terminate this Rider upon Written Request any time after the [third (3rd) Rider Date Anniversary]. The Owner may not terminate this Rider upon Written Request prior to the [third (3rd) Rider Date Anniversary].

The Rider will also terminate as follows:
a. on the date the Owner exercises the Contingent Nonforfeiture provision option to terminate this Rider or surrender the Contract;
b. on the date the Owner is changed due to death or divorce;
c. on the death of the Covered Life.

Upon termination of this Rider, all benefits (except benefits provided under the Nonforfeiture Benefit provision) and charges within this Rider will terminate, any LTC Fixed Account Value will be transferred to the Variable Subaccounts according to the Contract Owner’s future Variable Subaccount allocation instructions, and a proportional amount of the LTC Charge will be deducted.

Signed for the Company

/s/ Charles A Brawley, III

Charles A. Brawley, III
Secretary

AR-519(3-10) 1